Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Release AIG 175 Water Street New York, NY 10038 www.aig.com

Contacts:

Liz Werner (Investors): 212-770-7074; elizabeth.werner@aig.com

Fernando Melon (Investors): 212-770-4630; fernando.melon@aig.com

Jennifer Hendricks Sullivan (Media): 212-770-3141; jennifer.sullivan@aig.com

AIG REPORTS FOURTH QUARTER 2014 NET INCOME OF $655 MILLION

AND DILUTED EARNINGS PER SHARE OF $0.46

•	Book value per share grew 13 percent from year-end 2013 to $77.69

•	Fourth quarter 2014 net income included an after-tax loss on extinguishment of debt of $824 million, or $0.58 per diluted share, associated with liability management activities

•	Fourth quarter 2014 after-tax operating income of $1.4 billion, or $0.97 per diluted share

•	Fourth quarter 2014 after-tax operating income reflected reductions in workers’ compensation discount and total adverse prior year reserve development of $562 million after-tax, or $0.40 per diluted share

•	Approximately $1.5 billion in share repurchases during the fourth quarter of 2014, and $4.9 billion for full year 2014

•	On February 12, 2015, AIG’s Board of Directors authorized the repurchase of additional shares of AIG Common Stock with an aggregate purchase price of up to $2.5 billion and declared a quarterly dividend of $0.125 per share

•	Further strengthened the financial flexibility of AIG Parent with distributions from its insurance companies totaling $13.2 billion, consisting of $9.4 billion of dividend and loan repayments in 2014, $1 billion of net tax payments in 2014, plus $2.8 billion of dividend and loan repayments in January 2015

NEW YORK, February 12, 2015 – American International Group, Inc. (NYSE: AIG) today reported net income attributable to AIG of $655 million, or $0.46 per diluted share, for the quarter ended December 31, 2014, compared to $2.0 billion, or $1.34 per diluted share, for the fourth quarter of 2013. Full year 2014 net income attributable to AIG was $7.5 billion, or $5.20 per diluted share, compared with $9.1 billion, or $6.13 per diluted share, for full year 2013. Reported net income included an after-tax loss on extinguishment of debt of $824 million, or $0.58 per diluted share, associated with liability management activities during the fourth quarter of 2014.

After-tax operating income was $1.4 billion, or $0.97 per diluted share, for the fourth quarter of 2014, compared to $1.7 billion, or $1.13 per diluted share, in the prior-year quarter. After-tax operating income for full year 2014 was $6.6 billion, or $4.58 per diluted share, compared to $6.7 billion, or $4.49 per diluted share, for full year 2013. Operating results in the fourth quarter of 2014 reflected a pre-tax reduction in workers’ compensation discount of $568 million, as well as total adverse prior year reserve development, net of premium adjustments, of $297 million before taxes. In addition, the Life operating segment recorded a pre-tax charge of $104 million in the fourth quarter of 2014 to increase reserves for incurred but not reported death claims, which reflected continuing efforts to identify deceased policyholders where a valid death claim has not been filed, pursuant to the resolution of a multi-state audit and market conduct examination. These items are further discussed in the segment results that follow.

FOR IMMEDIATE RELEASE

“Our fourth quarter results showed progress on expense control, ongoing investments in our businesses, and our commitment to balance sheet management,” said Peter D. Hancock, AIG President and Chief Executive Officer. “AIG’s diversified and balanced business mix allowed for stable total insurance profits. Our strong balance sheet and continued profitability contributed to positive capital management in the fourth quarter, in the form of common stock and debt repurchases. We continued to optimize our funding profile by replacing high-cost legacy debt with new issuances at lower interest rates. Book value per share excluding AOCI and DTA increased 12 percent compared to year-end 2013. Our continued focus on managing our balance sheet to reflect our improved risk profile, combined with continued insurance company dividends, has contributed to the Board’s approval of an additional $2.5 billion share buyback authorization.

“Looking back on 2014, it was a year of transition and transformation, as we took important steps toward our goal of becoming the world’s most valued insurer,” Mr. Hancock continued. “Our focus on value benefits our customers and our shareholders, and leverages our global scale to achieve the right balance between growth, profitability, and risk. We began several value-based initiatives in 2014 and will continue these efforts in 2015. We remain committed to streamlining our operations and reducing our cost structure. Beginning this quarter, we are providing more information and detail in our disclosures on expenses and investments, which we’ll discuss further on tomorrow’s earnings call.

“As of this quarter, our businesses are now reported in two segments: Commercial Insurance and Consumer Insurance,” Mr. Hancock said. “This segmentation reinforces our focus on the ultimate client group being served, not the product being delivered, and we’ve made acquisitions and investments along these lines. We acquired Ageas Protect late last year and agreed to acquire Laya Healthcare last month. During 2014, we made substantial progress on the merger integration of Fuji Fire and Marine and AIU in Japan; there is still work to be done and the integration remains on track. We have invested in risk engineering capabilities that deliver greater value to our customers, and we have implemented our fully integrated OneClaim© system in 20 countries, which is used by 6,500 examiners across our Consumer and Commercial segments. We are committed to improving our technology infrastructure to better serve our customers, as well as providing holistic insurance solutions that create value today and encourage confidence in the future.”

CAPITAL AND LIQUIDITY

•	AIG shareholders’ equity totaled $106.9 billion at December 31, 2014.

•	In the fourth quarter of 2014, AIG issued an additional $750 million of its 4.500% Notes due 2044 ($1.5 billion aggregate principal amount of which were originally issued in July 2014). For full year 2014, AIG issued approximately $3.3 billion of senior unsecured debt. Additionally, in January 2015, AIG issued $2.0 billion of senior unsecured debt ($1.2 billion aggregate principal amount of 3.875% Notes due 2035 and $800 million aggregate principal amount of 4.375% Notes due 2055).

FOR IMMEDIATE RELEASE

•	In the fourth quarter of 2014, AIG repurchased approximately $2.8 billion notional of high coupon AIG hybrid and senior notes for an aggregate purchase price of $3.7 billion. For full year 2014, AIG repurchased $5.0 billion notional of high coupon AIG hybrid and senior notes for an aggregate purchase price of $6.5 billion. These 2014 AIG liability management activities, which do not include Direct Investment book (DIB) liability management, will result in annual interest savings of approximately $249 million per year. The economic value captured by these 2014 full year liability management activities totaled roughly $550 million.

•	In the fourth quarter of 2014, AIG repurchased or redeemed approximately $2.5 billion notional amount of DIB debt for an aggregate purchase price of $3.0 billion, using cash allocated to the DIB. For full year 2014, total repurchased or redeemed DIB debt was approximately $7.5 billion notional for an aggregate purchase price of $8.4 billion.

•	In the fourth quarter of 2014, AIG repurchased 27.9 million shares of AIG Common Stock. This included 3.9 million shares received in October 2014 upon the settlement of an accelerated share repurchase agreement executed in the third quarter of 2014, as well as the initial delivery of approximately 9.2 million shares pursuant to an accelerated share repurchase agreement executed in December 2014 (which settled in January 2015 with the delivery to AIG of approximately 3.5 million additional shares).

•	AIG Parent liquidity sources decreased to $14.3 billion at year-end 2014, which included $9.8 billion of cash, short-term investments, and unencumbered fixed maturity securities, from $17.6 billion at year-end 2013, which included $13.1 billion of cash, short-term investments, and unencumbered fixed maturity securities.

FOR IMMEDIATE RELEASE

AFTER-TAX OPERATING INCOME

In the fourth quarter of 2014, AIG completed its previously announced reorganization and modified its presentation of results to reflect its new operating structure. The new operating structure includes two reportable segments, Commercial Insurance and Consumer Insurance, and a Corporate and Other category. The Corporate and Other category consists of businesses and items not allocated to AIG’s reportable segments. Prior to the fourth quarter of 2014, AIG reported its results through two reportable segments, AIG Property Casualty and AIG Life and Retirement.

	Three Months Ended		Full-Year Ended
	December 31,		December 31,
($ in millions)	2014	2013	2014	2013
Pre-tax operating income
Insurance Operations
Commercial Insurance
Property Casualty	$935	$734	$4,248	$4,095
Mortgage Guaranty	171	48	592	205
Institutional Markets	118	191	670	680

Total Commercial Insurance	1,224	973	5,510	4,980
Consumer Insurance
Retirement	722	957	3,495	3,490
Life	80	215	580	806
Personal Insurance	121	(9)	399	268

Total Consumer Insurance	923	1,163	4,474	4,564

Total Insurance Operations	2,147	2,136	9,984	9,544
Corporate and Other	(357)	296	(388)	(319)
Consolidations, eliminations and other adjustments	(50)	48	(22)	165

Pre-tax operating income	1,740	2,480	9,574	9,390
Income tax expense	(369)	(810)	(2,959)	(2,703)
Net income (loss) attributable to noncontrolling interests	—	(4)	15	(37)

After-tax operating income	$1,371	$1,666	$6,630	$6,650
After-tax operating income per diluted common share	$0.97	$1.13	$4.58	$4.49
Effective tax rate on Pre-tax operating income	21.2%	32.7%	30.9%	28.8%

All operating segment comparisons that follow are to the fourth quarter of 2013 unless otherwise noted.

COMMERCIAL INSURANCE

Pre-tax operating income increased to $1.2 billion in the fourth quarter of 2014 from $973 million in the prior-year quarter, primarily due to improved underwriting results from Property Casualty and Mortgage Guaranty, partially offset by lower net investment income from Property Casualty and Institutional Markets.

FOR IMMEDIATE RELEASE

PROPERTY CASUALTY

	Three Months Ended
	December 31,
($ in millions)	2014	2013	Change
Net premiums written	$4,692	$4,851	(3)%
Net premiums earned	5,207	5,305	(2)
Underwriting loss	(173)	(460)	62
Net investment income	1,108	1,194	(7)

Pre-tax operating income	$935	$734	27%

Underwriting ratios:
Loss ratio	75.0	78.1	(3.1	) pts
Acquisition ratio	16.0	16.0	—
General operating expense ratio	12.4	14.6	(2.2)

Combined ratio	103.4	108.7	(5.3	) pts

Accident year loss ratio, as adjusted	65.9	67.5	(1.6)
Accident year combined ratio, as adjusted	94.3	98.1	(3.8	) pts
Catastrophe-related losses	$35	$188
Severe losses	66	260
Prior year loss reserve development unfavorable, net of reinsurance and premium adjustments	227	48
Net reserve discount charge	229	322

Property Casualty’s increase in pre-tax operating income is attributable to improved underwriting results, partially offset by lower net investment income. The combined ratio decreased 5.3 points to 103.4 in the fourth quarter of 2014 due to a lower loss ratio and a decrease in the general operating expense ratio. The loss ratio decreased 3.1 points to 75.0 in the fourth quarter of 2014, primarily due to lower catastrophe losses and lower discount expense for workers’ compensation reserves, partially offset by higher net adverse prior year loss reserve development compared to the prior-year quarter.

Catastrophe losses were $35 million in the fourth quarter of 2014, compared to $188 million in the fourth quarter of 2013. Net unfavorable prior year loss reserve development, including return premiums, was $227 million, primarily attributable to Environmental and Financial lines businesses, compared to $48 million, net of additional premiums, for the fourth quarter of 2013. In the fourth quarter 2014, net reserve discount expense decreased by $93 million to $229 million, primarily due to the update to the discount rates used on workers’ compensation reserves, the annual updates of AIG’s exposure to workers’ compensation claims, including assumptions about payout patterns, medical inflation, and AIG’s efforts to contain claims costs.

The fourth quarter 2014 accident year loss ratio, as adjusted, decreased due to a decline in severe losses and lower current accident year losses in Financial lines, partially offset by an increase in the frequency of non-severe losses, particularly in Property and Specialty. The acquisition ratio remained unchanged, reflecting a continuing business mix shift to more profitable lines of business that have higher commission rates, offset by higher ceding commission on new quota share reinsurance contracts. The general operating expense ratio decreased 2.2 points to 12.4, primarily due to efficiencies from organizational realignment initiatives, partially offset by increased technology-related expenses.

FOR IMMEDIATE RELEASE

Reported fourth quarter 2014 net premiums written decreased 3 percent compared to the prior-year quarter. Excluding the effects of foreign exchange and return premiums on loss-sensitive business, net premiums written declined 1 percent compared to the prior-year quarter. This decrease was primarily due to lower retention of renewal business and decreased new business reflecting continued discipline in U.S. Casualty, largely offset by new business growth in Financial lines and Property.

MORTGAGE GUARANTY

	Three Months Ended December 31,
($ in millions)	2014	2013	Change
Net premiums written	$273	$255	7%
Net premiums earned	238	203	17
Underwriting income	136	15	NM
Net investment income	35	33	6

Pre-tax operating income	$171	$48	256%

Underwriting ratios:
Loss ratio	20.6	63.1	(42.5	) pts
Acquisition ratio	7.1	9.9	(2.8)
General operating expense ratio	15.1	19.7	(4.6)

Combined ratio	42.8	92.7	(49.9)

Accident year loss ratio, as adjusted	33.2	50.7	(17.5)
Accident year combined ratio, as adjusted	55.4	80.3	(24.9	) pts
Prior year loss reserve development (favorable)/unfavorable	$(30)	$25	NM	%
New insurance written	11,023	10,859	2

Mortgage Guaranty’s pre-tax operating income increased to $171 million for the fourth quarter of 2014, compared to pre-tax operating income of $48 million in the prior-year quarter, resulting from decreased losses and loss adjustment expenses incurred, an increase in first-lien premiums earned, and a litigation settlement related to second-lien mortgages. The improvement in loss ratio reflected $30 million of favorable prior year loss reserve development compared to adverse prior year loss reserve development of $25 million for the same period in 2013, lower new delinquencies, and an increased cure rate. The decrease in the acquisition ratio was primarily due to the reduction in expenses of sales support activities, and the decline in the general operating expense ratio was primarily due to an increase in first-lien net premiums earned, primarily due to higher persistency.

Net premiums written increased 7 percent to $273 million compared to the prior-year quarter. Domestic first-lien new insurance written remained constant at $10.7 billion in principal of loans insured. New business written during the fourth quarter of 2014 had an average FICO score of 750 and an average loan-to-value ratio of 92 percent.

FOR IMMEDIATE RELEASE

INSTITUTIONAL MARKETS

	Three Months Ended December 31,
($ in millions)	2014	2013	Change
Operating revenues:
Premiums	$64	$123	(48)%
Policy fees	49	29	69
Net investment income	435	550	(21)

Total operating revenues	548	702	(22)

Benefits and expenses	430	511	(16)

Pre-tax operating income	$118	$191	(38)%

Premiums and deposits	615	294	NM

Institutional Markets pre-tax operating income decreased to $118 million, primarily due to lower returns on alternative investments compared to the prior-year quarter. The decrease in net investment income was partially offset by higher fee income driven by growth in assets under management, primarily from the stable value wrap business. The increase in premiums and deposits compared to the prior-year quarter was primarily driven by a $450 million guaranteed investment contract issued in the fourth quarter of 2014.

CONSUMER INSURANCE

Consumer Insurance pre-tax operating income decreased to $923 million in the fourth quarter of 2014 compared to $1.2 billion in the prior-year quarter, which reflected lower net investment income, primarily from lower returns on alternative investments, and additional Life reserves, as discussed below. These items were partially offset by favorable performance from the businesses in the fourth quarter of 2014 compared to the prior-year quarter, which included effective crediting rate management that partially offset lower base yields; growth in policy fees and assets under management, primarily from strong sales of variable and index annuities in Retirement; and higher underwriting income in Personal Insurance, primarily from improved loss experience and lower general operating expenses.

RETIREMENT

	Three Months Ended December 31,
($ in millions)	2014	2013	Change
Operating revenues:
Premiums	$66	$68	(3)%
Policy fees	259	231	12
Net investment income	1,581	1,771	(11)
Other income	511	467	9

Total operating revenues	2,417	2,537	(5)

Benefits and expenses	1,695	1,580	7

Pre-tax operating income	$722	$957	(25)%

Premiums and deposits	6,003	6,742	(11)

FOR IMMEDIATE RELEASE

Retirement pre-tax operating income of $722 million for the fourth quarter of 2014 decreased from $957 million in the prior-year quarter, primarily due to favorable equity market performance in the fourth quarter of 2013 that impacted alternative investment income, future policy benefits, and related amortization of deferred policy acquisition costs. Declines in base investment yield compared to the prior-year quarter, due to reinvestment at rates below the weighted average yield of the overall portfolio, were partially offset by effective spread management achieved through disciplined new business pricing and management of renewal crediting rates.

Policy fees grew over the prior-year quarter on continued growth in assets under management, driven by strong sales of variable and index annuities in Retirement Income Solutions and separate account investment performance, partially offset by net outflows in Fixed Annuities and Group Retirement, which have been affected by the low interest rate environment and the loss of certain large group plans. Other income includes advisory fees, which also increased over the prior-year quarter from growth in assets under management.

Premiums and deposits decreased, primarily due to a decline in Retail Mutual Fund sales compared to the fourth quarter of 2013, partially offset by an 8 percent sales growth in Retirement Income Solutions, principally from index annuities.

LIFE

	Three Months Ended December 31,
($ in millions)	2014	2013	Change
Operating revenues:
Premiums	$675	$665	2%
Policy Fees	365	345	6
Net investment income	536	586	(9)

Total operating revenues	1,576	1,596	(1)

Benefits and expenses	1,496	1,381	8

Pre-tax operating income	$80	$215	(63)%

Premiums and deposits	1,249	1,233	1
Gross life insurance in force, end of period	$1,000,703	$916,599	9%

Life pre-tax operating income of $80 million decreased compared to the prior-year quarter, primarily due to a charge of approximately $104 million in the fourth quarter of 2014 to increase reserves for incurred but not reported death claims, which reflected continuing efforts to identify deceased insureds and their beneficiaries where a valid claim has not been filed primarily in a legacy block of small face amount policies, pursuant to the resolution of a previously disclosed multi-state audit and market conduct examination. The decrease in pre-tax operating income also reflected lower net investment income compared to the fourth quarter of 2013, primarily from lower hedge fund alternative investment returns, as well as lower base yield from reinvestment at rates below the weighted average yield of the overall portfolio.

On December 31, 2014, AIG acquired Ageas Protect Limited, a leading provider of life protection products in the United Kingdom.

FOR IMMEDIATE RELEASE

PERSONAL INSURANCE

	Three Months Ended December 31,
($ in millions)	2014	2013	Change
Net premiums written	$2,866	$2,962	(3)%
Net premiums earned	2,926	3,069	(5)
Underwriting income (loss)	39	(132)	NM
Net investment income	82	123	(33)

Pre-tax operating income (loss)	$121	$(9)	NM	%

Underwriting ratios:
Loss ratio	51.2	57.8	(6.6	) pts
Acquisition ratio	28.7	26.0	2.7
General operating expense ratio	18.8	20.5	(1.7)

Combined ratio	98.7	104.3	(5.6)

Accident year loss ratio, as adjusted	52.1	58.2	(6.1)
Accident year combined ratio, as adjusted	99.6	104.7	(5.1	) pts
Catastrophe-related losses	$8	$20
Severe losses	13	17
Prior year loss reserve development (favorable) unfavorable, net of reinsurance and premium adjustments	(35)	(30)

Personal Insurance pre-tax operating income increased to $121 million from the prior-year quarter due to improved underwriting results, partially offset by lower net investment income. The combined ratio decreased 5.6 points to 98.7 due to improvements in the loss ratio and general operating expense ratio, partially offset by an increase in the acquisition ratio.

The loss ratio decreased 6.6 points to 51.2, and the accident year loss ratio, as adjusted, decreased 6.1 points to 52.1, reflecting improvements across all lines of business. Further, lower catastrophe losses and higher favorable prior year loss reserve development also contributed to the lower loss ratio.

Improvement in the accident year loss ratio, as adjusted, for the U.S. warranty service programs business was largely offset by an increase in the related profit sharing arrangement, which contributed to the increase in the acquisition ratio. The general operating expense ratio decreased 1.7 points, primarily due to efficiencies from organizational realignment initiatives, partially offset by increased technology-related expenses.

Excluding the effects of foreign exchange, fourth quarter 2014 net premiums written increased 2 percent from the prior-year quarter. Personal Insurance continues to benefit from growth in the automobile and property lines of business, which was partially offset by declines in certain classes of the Accident and Health business, due to the focus on maintaining underwriting discipline.

FOR IMMEDIATE RELEASE

CORPORATE AND OTHER

	Three Months Ended December 31,
($ in millions)	2014	2013	Change
Pre-tax operating income (loss):
Direct Investment book	$174	$418	(58)%
Global Capital Markets	27	194	(86)
Runoff insurance lines	(422)	369	NM
Other businesses	119	125	(5)
AIG Parent and Other:
Equity in pre-tax operating earnings of AerCap	185	—	NM
Fair value of PICC Group shares	67	—	NM
Corporate expenses, net	(236)	(218)	8
Severance expense	—	(265)	NM
Interest expense	(271)	(328)	(17)

Total AIG Parent and Other	(255)	(811)	(69)
Consolidation and elimination	—	1	NM

Pre-tax operating income (loss)	$(357)	$296	NM %

DIB pre-tax operating income decreased in the fourth quarter of 2014 compared to the prior-year quarter, driven by lower asset appreciation and declines in net credit valuation adjustments on assets and liabilities for which the fair value option was elected, partially offset by lower interest expense on borrowing resulting from redemptions and repurchases of DIB debt in 2014.

Global Capital Markets pre-tax operating income decreased in the fourth quarter of 2014 compared to the prior-year quarter, due to declines in unrealized market valuation gains related to the super senior credit default swap (CDS) portfolio, and declines in net credit valuation adjustments on derivative assets and liabilities.

Runoff insurance lines pre-tax operating income decreased in the fourth quarter of 2014 compared to the prior-year quarter, primarily due to a discount charge due to the decline in the discount rate consistent with the movement of the forward U.S. Treasury curve during 2014, as well as accelerated reductions of loss reserves in the Excess Workers’ Compensation class of business due to commutations of assumed reinsurance and individual claim settlements during 2014.

Interest expense declined in the fourth quarter of 2014 compared to the prior-year quarter due to ongoing liability management activities.

CONFERENCE CALL

AIG will host a conference call tomorrow, Friday, February 13, 2015, at 8:00 a.m. ET to review these results. The call is open to the public and can be accessed via a live listen-only webcast at www.aig.com. A replay will be available after the call at the same location.

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Additional supplementary financial data is available in the Investor Information section at www.aig.com.

FOR IMMEDIATE RELEASE

The conference call (including the conference call presentation material), the earnings release and the financial supplement may include projections, goals, assumptions and statements that may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These projections, goals, assumptions and statements are not historical facts but instead represent only AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. These projections, goals, assumptions and statements include statements preceded by, followed by or including words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “view,” “target” or “estimate.” These projections, goals, assumptions and statements may address, among other things: AIG’s exposures to subprime mortgages, monoline insurers, the residential and commercial real estate markets, state and municipal bond issuers, sovereign bond issuers, the energy sector and currency exchange rates; AIG’s exposure to European governments and European financial institutions; AIG’s strategy for risk management; AIG’s generation of deployable capital; AIG’s return on equity and earnings per share; AIG’s strategies to grow net investment income, efficiently manage capital and reduce expenses; AIG’s strategies for customer retention, growth, product development, market position, financial results and reserves; and the revenues and combined ratios of AIG’s subsidiaries. It is possible that AIG’s actual results and financial condition will differ, possibly materially, from the results and financial condition indicated in these projections, goals, assumptions and statements. Factors that could cause AIG’s actual results to differ, possibly materially, from those in the specific projections, goals, assumptions and statements include: changes in market conditions; the occurrence of catastrophic events, both natural and man-made; significant legal proceedings; the timing and applicable requirements of any new regulatory framework to which AIG is subject as a nonbank systemically important financial institution and as a global systemically important insurer; concentrations in AIG’s investment portfolios; actions by credit rating agencies; judgments concerning casualty insurance underwriting and insurance liabilities; judgments concerning the recognition of deferred tax assets; and such other factors discussed in Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A) in AIG’s Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2014, June 30, 2014 and March 31, 2014, Part I, Item 1A. Risk Factors and Part II, Item 7. MD&A in AIG’s Annual Report on Form 10-K for the year ended December 31, 2013 and Part I, Item 1A. Risk Factors and Part II, Item 7. MD&A in AIG’s Annual Report on Form 10-K for the year ended December 31, 2014 (which will be filed with the Securities and Exchange Commission). AIG is not under any obligation (and expressly disclaims any obligation) to update or alter any projections, goals, assumptions, or other statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

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COMMENT ON REGULATION G

Throughout this press release, including the financial highlights, AIG presents its financial condition and results of operations in the way it believes will be most meaningful and representative of our business results. Some of the measurements AIG uses are “non-GAAP financial measures” under Securities and Exchange Commission rules and regulations. GAAP is the acronym for “accounting principles generally accepted in the United States of America.” The non-GAAP financial measures AIG presents may not be comparable to similarly-named measures reported by other companies. The reconciliations of such measures to the most comparable GAAP measures in accordance with Regulation G are included within the relevant tables or in the Fourth Quarter 2014 Financial Supplement available in the Investor Information section of AIG’s website, www.aig.com.

FOR IMMEDIATE RELEASE

Book Value Per Share Excluding Accumulated Other Comprehensive Income (AOCI) and Book Value Per Share Excluding AOCI and DTA (Deferred Tax Assets) are used to show the amount of AIG’s net worth on a per-share basis. AIG believes these measures are useful to investors because they eliminate the effect of non-cash items that can fluctuate significantly from period to period, including changes in fair value of AIG’s available for sale securities portfolio, foreign currency translation adjustments and U.S. tax attribute deferred tax assets. Book Value Per Share Excluding AOCI is derived by dividing Total AIG shareholders’ equity, excluding AOCI, by Total common shares outstanding. Book Value Per Share Excluding AOCI and DTA is derived by dividing Total AIG shareholders’ equity, excluding AOCI and DTA, by Total common shares outstanding.

AIG uses the following operating performance measures because it believes they enhance the understanding of the underlying profitability of continuing operations and trends of AIG’s business segments. AIG believes they also allow for more meaningful comparisons with AIG’s insurance competitors. When AIG uses these measures, reconciliations to the most comparable GAAP measure are provided, on a consolidated basis.

After-tax operating income attributable to AIG is derived by excluding the following items from net income attributable to AIG: income or loss from discontinued operations; income and loss from divested businesses (including gain on the sale of International Lease Finance Corporation (ILFC) and certain post-acquisition transaction expenses incurred by AerCap Holdings N.V. (AerCap) in connection with its acquisition of ILFC and the difference between expensing AerCap’s maintenance rights assets over the remaining lease term as compared to the remaining economic life of the related aircraft and related tax effects); legacy tax adjustments primarily related to certain changes in uncertain tax positions and other tax adjustments; legal reserves and settlements related to “legacy crisis matters”; deferred income tax valuation allowance releases and charges; changes in fair value of fixed maturity securities designated to hedge living benefit liabilities (net of interest expense); changes in benefit reserves and deferred policy acquisition costs (DAC), value of business acquired (VOBA), and sales inducement assets (SIA) related to net realized capital gains and losses; other income and expense — net, related to Corporate and Other runoff insurance lines; loss on extinguishment of debt; net realized capital gains and losses; and non-qualifying derivative hedging activities, excluding net realized capital gains and losses. “Legacy crisis matters” include favorable and unfavorable settlements related to events leading up to and resulting from AIG’s September 2008 liquidity crisis and legal fees incurred as the plaintiff in connection with such legal matters. See page 15 for the reconciliation of Net income attributable to AIG to After-tax operating income attributable to AIG.

AIG uses the following operating performance measures within its Commercial Insurance and Consumer Insurance reportable segments as well as Corporate and Other.

Commercial Insurance: Property Casualty and Mortgage Guaranty; Consumer Insurance: Personal Insurance

Pre-tax operating income: includes both underwriting income and loss and net investment income, but excludes net realized capital gains and losses, other income and expense — net, and legal settlements related to legacy crisis matters described above. Underwriting income and loss is derived by reducing net premiums earned by losses and loss adjustment expenses incurred, acquisition expenses and general operating expenses.

FOR IMMEDIATE RELEASE

Ratios: AIG, along with most property and casualty insurance companies, uses the loss ratio, the expense ratio and the combined ratio as measures of underwriting performance. These ratios are relative measurements that describe, for every $100 of net premiums earned, the amount of losses and loss adjustment expenses, and the amount of other underwriting expenses that would be incurred. A combined ratio of less than 100 indicates underwriting income and a combined ratio of over 100 indicates an underwriting loss. The underwriting environment varies across countries and products, as does the degree of litigation activity, all of which affect such ratios. In addition, investment returns, local taxes, cost of capital, regulation, product type and competition can have an effect on pricing and consequently on profitability as reflected in underwriting income and associated ratios.

Accident year loss and combined ratios, as adjusted: both the accident year loss and combined ratios, as adjusted, exclude catastrophe losses and related reinstatement premiums, prior year development, net of premium adjustments, and the impact of reserve discounting. Catastrophe losses are generally weather or seismic events having a net impact in excess of $10 million each.

Commercial Insurance: Institutional Markets; Consumer Insurance: Retirement and Life

Pre-tax operating income is derived by excluding the following items from pre-tax income: legal settlements related to legacy crisis matters described above; changes in fair values of fixed maturity securities designated to hedge living benefit liabilities (net of interest expense); net realized capital gains and losses; and changes in benefit reserves and DAC, VOBA and SIA related to net realized capital gains and losses.

Premiums and deposits includes direct and assumed amounts received and earned on traditional life insurance policies, group benefit policies and life-contingent payout annuities, as well as deposits received on universal life, investment-type annuity contracts and mutual funds.

Corporate and Other

Pre-tax operating income and loss is derived by excluding the following items from pre-tax income and loss: certain legal reserves and settlements related to legacy crisis matters described above; loss on extinguishment of debt; net realized capital gains and losses; changes in benefit reserves and DAC, VOBA and SIA related to net realized capital gains and losses; income and loss from divested businesses, including Aircraft Leasing; and net gain or loss on sale of divested businesses (including gain on the sale of ILFC and certain post-acquisition transaction expenses incurred by AerCap in connection with its acquisition of ILFC and the difference between expensing AerCap’s maintenance rights assets over the remaining lease term as compared to the remaining economic life of the related aircraft and AIG’s share of AerCap’s income taxes).

Results from discontinued operations are excluded from all of these measures.

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FOR IMMEDIATE RELEASE

American International Group, Inc. (AIG) is a leading global insurance organization serving customers in more than 100 countries and jurisdictions. AIG companies serve commercial, institutional, and individual customers through one of the most extensive worldwide property-casualty networks of any insurer. In addition, AIG companies are leading providers of life insurance and retirement services in the United States. AIG common stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange.

Additional information about AIG can be found at www.aig.com | YouTube: www.youtube.com/aig | Twitter: @AIG_LatestNews | LinkedIn: http://www.linkedin.com/company/aig

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries, and coverage is subject to actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.

American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation

($ in millions, except per share data)

	Three Months Ended December 31,			Twelve Months Ended December 31,
			% Inc.			% Inc.
	2014	2013	(Dec.)	2014	2013	(Dec.)
Reconciliations of Pre-tax and After-tax Operating Income:
Pre-tax income from continuing operations	$729	$2,150	(66.1)%	$10,501	$9,368	12.1%
Adjustments to arrive at Pre-tax operating income:
Changes in fair value of fixed maturity securities designated to hedge living benefit liabilities, net of interest expense	(98)	33	NM	(260)	161	NM
Changes in benefit reserves and DAC, VOBA and SIA related to net realized capital gains (losses)	127	112	13.4	217	1,608	(86.5)
Other (income) expense - net	—	72	NM	—	72	NM
Loss on extinguishment of debt	1,268	192	NM	2,282	651	250.5
Net realized capital (gains) losses	(193)	346	NM	(739)	(1,939)	61.9
(Income) loss from divested businesses, including gain on sale of ILFC	20	190	(89.5)	(2,169)	177	NM
Legal settlements related to legacy crisis matters	(113)	(634)	82.2	(804)	(1,152)	30.2
Legal reserves related to legacy crisis matters	—	19	NM	546	444	23.0

Pre-tax operating income	$1,740	$2,480	(29.8)	$9,574	$9,390	2.0

Net income attributable to AIG	$655	$1,978	(66.9)	$7,529	$9,085	(17.1)
Adjustments to arrive at after-tax operating income (amounts are net of tax):
Uncertain tax positions and other tax adjustments	73	65	12.3	59	791	(92.5)
Deferred income tax valuation allowance releases	(20)	(540)	96.3	(181)	(3,237)	94.4
Changes in fair value of fixed maturity securities designated to hedge living benefit liabilities, net of interest expense	(64)	22	NM	(169)	105	NM
Changes in benefit reserves and DAC, VOBA and SIA related to net realized capital gains (losses)	82	74	10.8	141	1,148	(87.7)
Other (income) expense - net	—	47	NM	—	47	NM
Loss on extinguishment of debt	824	125	NM	1,483	423	250.6
Net realized capital (gains) losses	(105)	208	NM	(470)	(1,285)	63.4
(Income) loss from discontinued operations	35	(11)	NM	50	(84)	NM
(Income) loss from divested businesses, including gain on sale of ILFC	(9)	97	NM	(1,462)	117	NM
Legal settlements related to legacy crisis matters	(100)	(399)	74.9	(350)	(460)	23.9

After-tax operating income attributable to AIG	$1,371	$1,666	(17.7)	$6,630	$6,650	(0.3)

Income (loss) per common share:
Basic
Income from continuing operations	$0.50	$1.34	(62.7)	$5.31	$6.11	(13.1)
Income (loss) from discontinued operations	(0.03)	0.01	NM	(0.04)	0.05	NM

Net income attributable to AIG	$0.47	$1.35	(65.2)	$5.27	$6.16	(14.4)

Diluted
Income from continuing operations	$0.49	$1.33	(63.2)	$5.24	$6.08	(13.8)
Income (loss) from discontinued operations	(0.03)	0.01	NM	(0.04)	0.05	NM

Net income attributable to AIG	$0.46	$1.34	(65.7)	$5.20	$6.13	(15.2)

After-tax operating income attributable to AIG per diluted share	$0.97	$1.13	(14.2)%	$4.58	$4.49	2.0

Weighted average shares outstanding:
Basic	1,391.8	1,468.7		1,428.0	1,474.2
Diluted	1,412.2	1,480.7		1,447.6	1,481.2

Return on equity (a)	2.4%	7.9%		7.1%	9.2%
Return on equity - after-tax operating income, excluding AOCI (b)	5.7%	7.2%		6.9%	7.4%
Return on equity - after-tax operating income, excluding AOCI and DTA (c)	6.8%	8.8%		8.4%	9.3%

As of period end:
Book value per common share (d)				$77.69	$68.62	13.2
Book value per common share excluding accumulated other comprehensive income (e)				$69.98	$64.28	8.9
Book value per common share excluding accumulated other comprehensive income and DTA (f)				$58.23	$52.12	11.7%

Total common shares outstanding				1,375.9	1,464.1

Financial highlights - notes

(a)	Computed as Annualized net income (loss) attributable to AIG divided by average AIG shareholders’ equity. Equity includes DTA.
(b)	Computed as Annualized after-tax operating income attributable to AIG divided by average AIG shareholders’ equity, excluding AOCI. Equity includes DTA.
(c)	Computed as Annualized after-tax operating income attributable to AIG divided by average AIG shareholders’ equity, excluding AOCI and DTA.
(d)	Represents total AIG shareholders’ equity divided by common shares outstanding.
(e)	Represents total AIG shareholders’ equity, excluding AOCI, divided by common shares outstanding.
(f)	Represents total AIG shareholders’ equity, excluding AOCI and DTA, divided by common shares outstanding.